Exhibit 10.29

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) made effective this 1st day of November, 2007, by and between THE BANK OF HAMPTON ROADS, INC. (“BHR”), a banking association organized under the laws of the Commonwealth of Virginia, its successors and assigns, with a principal address of 999 Waterside Drive, Suite 200, Norfolk, Virginia (23510); HAMPTON ROADS BANKSHARES, INC. (“HRB”), a Virginia corporation, its successors and assigns, with a principal address of 999 Waterside Drive, Suite 200, Norfolk, Virginia (23510) (collectively, BHR and HRB shall be the “Bank” or “Employer” and otherwise deemed synonymous as the context may require); and DOUGLAS J. GLENN (the “Executive”);

WITNESSETH:

WHEREAS, the Executive desires to render valuable services to the Employer and it is the desire of the Employer to have the benefit of the Executive’s loyalty, service and counsel; and

WHEREAS, the Executive wishes to become in the employ of the Employer;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties covenant and agree as follows:

1. EMPLOYMENT. The Employer agrees to employ the Executive to perform services for the Employer and the Executive agrees to serve the Employer upon the terms and conditions herein provided. The Executive shall be an executive officer of both BHR and HRB and agrees to serve as the Executive Vice-President of HRB and the Executive Vice President and General Counsel of BHR. The Executive shall perform such managerial duties and responsibilities as shall be assigned to him by the Chief Executive Officer of the Bank or the Board of Directors of the Bank, consistent with his positions and titles. The Executive shall devote his time and attention on a full-time basis to the discharge of the duties undertaken by him hereunder.

2. TERMS AND COMPENSATION:

(a) Term of Agreement. The term (the “Term”) of this Agreement shall commence on November 1, 2007 (the “Commencement Date”) no matter when fully executed. Thereafter, the Agreement shall continue until the first to occur of (i) except as otherwise provided in Section 3 hereof, December 31, 2013, (ii) the Executive’s death, or (iii) except as provided in Paragraph (d) of this Section 2, the Executive’s disability. Notwithstanding the foregoing, however, in the event the Executive is not informed by the Bank, in writing, prior to December 31,2012, or three hundred sixty (360) days prior to the expiration of any subsequent renewal term, that this Agreement will not be renewed, this Agreement will automatically renew itself for additional periods of sixty (60) months (each such period being a “Renewal Term”). For purposes of this Agreement, the “Term” shall include and refer to, as appropriate by the context, any Renewal Term.

(b) Compensation. During the term of employment hereunder, the Executive shall receive for his services a base salary and incentive or bonus compensation in amounts determined by the (i) Bank’s Board of Directors, (ii) an appropriate committee of the Board of Directors or (iii) the Bank’s Chief Executive Officer, in accordance with the salary administration program of the Employer as the same may from time to time be in effect, but in no event shall the Executive’s base salary be less than $300,000 annually. From the Commencement Date through December 31, 2007, the Executive shall be eligible to participate in any bonus plan in place for executive officers of the Bank on a pro-rated basis or receive bonus compensation in the discretion of the Bank’s Board of Directors.

(c) Benefits. The Executive shall be eligible for participation in any additional plans, programs or forms of compensation or benefits that the Employer’s Board of Directors might hereinafter provide to the class of employees that includes the Executive, including, but not limited to, participation in the following benefit plans: (i) a 401K Retirement Program subject to normal Internal Revenue Service guidelines with respect to the maximum amount of participation; (ii) a non contributory profit sharing plan where a discretionary contribution made by the Bank on behalf of its personnel is allocated based upon IRS allocations for profit sharing plans necessary to insure that it remains a qualified retirement account in accordance with ERISA guidelines; (iii) an Executive Savings Plan for executives at Executive’s level (this plan requires the employee to make an initial contribution of 10% of their salary, in Executive’s case, $30,000, which is matched each year of employment for as long as Executive remains an employee of the Bank, is administered in accordance with the Executive Savings Plan policy of the Bank and is designed as an incentive for continued employment); and (iv) a Deferred Compensation Plan that will begin to vest on a pro rata basis after five years of service on a ratable scale up to 20 years of service with the Bank and which would provide an annuity equal to not less than 50% of the average of Executive’s last 3 years’ salary prior to Executive’s normal retirement date for a period of 15 years, but in no event less than $150,000 annually for such period (50% of initial base salary), subject to the limitations in the plan documents, including limitations resulting from “a change of control” event, as such term is hereafter defined. The benefits and rights of Executive under the various plans set out above shall be exclusively governed by the respective plan documents to the extent they may conflict with this Agreement.

(d) Disability. In the event of the physical or mental disability of the Executive by reason of which the Executive is unable to perform the duties of his employment hereunder, the Employer shall continue to pay or provide to the Executive the compensation and benefits provided under Paragraphs (b) and (c) of this Section 2 for the first six (6) months of such disability. If, however, the disability continues beyond such six (6) month period, the Employer may, at its election, terminate the Executive’s employment under this Agreement, in which case the Executive shall receive any disability benefits payable under the Employer’s plans in effect at that time and no further compensation or benefit will be paid under this Agreement.

(e) Death. In the event that the Executive’s death should occur during the Term of this Agreement, this Agreement shall terminate and the Executive or his estate or beneficiaries, as the case may be, shall be entitled only to income earned but not yet paid as of the date of death and any and all retirement or death benefits payable under the Employer’s plans in effect at that time and no further compensation or benefit will be paid under this Agreement.

(f) Automobile. During the Term, the Bank will provide Executive with the use of a vehicle which Executive may choose and select within a reasonable budget. All fuel, insurance and maintenance shall be paid for by the Bank pursuant to the Bank’s Automobile Policy. During any period where Executive does not choose to use a vehicle provided by the Bank, the fuel that Executive uses in Executive’s personal vehicle will be paid for by the Bank pursuant to the aforementioned Automobile Policy. The Bank will also reimburse Executive, as possible, for insurance and maintenance on Executive’s personal vehicle prior to being provided with a Bank vehicle as Executive utilizes same for Bank business.

(g) Vacation. Executive will be entitled to vacation days in 2007 pro-rated by his date of employment and thereafter in accordance with the Bank’s vacation policy for senior executive officers.

(h) Professional Dues and Insurance. The Bank will pay all professional dues and fees required to maintain Executive’s license to practice law, including dues to the Virginia State Bar and the costs of mandatory Continuing Legal Education and will acquire and pay for all necessary legal malpractice coverage necessary for Executive’s work as the Bank’s general counsel

(i) Insurance and other Expenses. The Bank will provide Executive with health insurance, dental insurance and life insurance coverage as are provided to the class of employees that includes the Executive, as well as the necessary tools to perform Executive’s duties as an executive officer of the Bank and general counsel, including, but not limited to, reimbursement (aa) for Executive’s current cellular phone plan or participation in the Bank’s cell phone plan, (bb) professional organizational dues, (cc) current dues and related expenses at Cavalier Golf & Yacht Club, (dd) and dues for necessary civic organizations which Executive may join and are used or designed to further enhance Executive’s opportunity to conduct the business of the Bank.

(j) Options. Executive shall participate in the Bank’s current stock option program and any future stock option program as may be adopted from time to time. In addition to stock options that will arise or as are granted during Executive’s employment period, on the Commencement Date, the Bank will issue incentive stock options for 20,000 shares of HRB common stock to Executive.

(k) Termination of compensation and benefits. The foregoing compensation and benefits shall cease when Executive is no longer employed by Employer or upon termination of this Agreement.

3. TERMINATION:

(a) Termination by the Employer. Executive’s employment with Employer may be terminated by Employer in accordance with the following provisions:

(i) Employer may, at any time, terminate Executive’s employment for “good cause” (as defined below). If such termination is for “good cause”, then the Executive shall be entitled only to receive his base salary in respect of services performed through the Date of Termination and the compensation and benefits of the Executive will cease as of the Date of Termination as defined in Paragraph 3(d). For purposes of this Agreement, “good cause” means a dismissal of the Executive by Employer because of (i) the Executive’s gross or willful neglect of duly, neglect or refusal to perform all duties assigned to him or her, in good faith, under this Agreement or by Employer; (ii) imprudent financial management of Employer by the Executive which causes Employer an extraordinary or material loss not otherwise authorized; (iii) conviction of or guilty plea to a felony or a crime involving moral turpitude; (iv) habitual use of drugs or alcohol; (v) the material breach of this Agreement; (vi) material waste or misuse of assets of Employer; (vii) embezzlement, dishonesty, fraud or other similar acts reflecting adversely upon Executive’s honesty and integrity; or (ix) illegal or intentional acts by the Executive demonstrating bad faith toward the Employer, including, but not limited to, any conduct by Executive so as to permit, condone or acquiesce in any act or conduct of other persons, which could cause Employer, its parent or any of its subsidiaries, to be in material violation of any law, statute or regulation.

(ii) Employer may, at any time, terminate Executive’s employment without “good cause” (as defined above). If such termination is without “good cause”, then Employer shall pay the Executive a termination allowance in not more than twelve (12) equal monthly payments commencing on the last day of the month in which the date of actual termination occurs, the total amount of which will equal the base salary plus director’s fees, if any, but not including any bonuses, paid to the Executive by Employer in the twelve (12) months preceding the Notice of Termination. Except as provided in this Agreement, upon the tennination herein described, the compensation and benefits of the Executive will cease as of the Date of Termination as defined in Paragraph 3(d).

(iii) If Executive’s employment is terminated by Employer without “good cause” and such termination occurs after Employer enters into negotiations which result in a “Change of Control” (as such term is defined below) of Employer or within one (1) year after a “Change of Control” of Employer, then the provisions of Paragraph 4 shall govern the compensation owed to Executive upon Executive’s termination.

(b) Termination by the Executive.

(i) The Executive shall be entitled to terminate his employment pursuant to this Agreement voluntarily at any time, provided, however, that in the event the Executive terminates his employment pursuant to this Agreement for any reason other than a “Change of Control” as described below, then the Executive shall be entitled to no termination allowance and/or no severance allowance and no further compensation after the “Date of Termination” as defined in part (d) of this Paragraph 3.

(ii) The Executive shall be entitled at any time to terminate his employment pursuant to this Agreement if a “Change of Control” occurs with respect to HRB or BHR (other than in the event of a merger or consolidation of BHR with HRB), in which event the Employer shall be obligated to pay the Executive and furnish him or her the benefits provided in Section 4 hereof. For purposes of this Agreement, the term a “Change of Control” shall be defined as (a) the date that any one person, or more than one person, acting as a group, acquires ownership of stock of the Bank that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank, or (b)(i) the date any one person, or more than one person, acting as a group, acquires ownership of stock of the Bank possessing 30% or more of the total voting power of the stock, or (ii) the date a majority of the members of the Bank’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s Board of Directors before the date of the appointment or election. For purposes of this section, the term “Bank” may mean HRB or BHR as the context so requires for this section to be effective.

(c) Notice of Termination. Any termination of the Executive’s employment by the Employer or by the Executive shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances providing the basis for termination.

(d) Date of Termination. The “Date of Termination” shall mean (i) if the Agreement is terminated by the Executive, the date on which the Notice of Termination is delivered to Employer, (ii) if the Agreement is terminated by the Employer because of the Executive’s disability, thirty (30) days after the Notice of Termination is given, or (iii) if the Executive’s employment is terminated by the Employer for any other reason, the date on which a Notice of Termination is given.

4. COMPENSATION UPON TERMINATION FOR A “CHANGE OF CONTROL” EVENT. If the Executive’s employment is terminated by Employer pursuant to Section 3(a)(iii) or if the Executive terminates his employment pursuant to Section 3(b)(ii) hereof, then:

(a) Accrued But Unpaid Compensation. The Employer shall pay the Executive’s full base salary through the Date of Termination at the rate then in effect and the amount, if any, of awards theretofore made which have not yet been paid.

(b) Severance Allowance. The Employer shall pay the Executive a severance allowance (the “Severance Allowance”) on the Date of Termination, the total amount of which will equal and will not exceed the present value of three times (3x) the Base Amount, minus $1.00, plus the present value of any other payments in the nature of compensation within the meaning of Section 280G(b)(2)(A)(ii) of the Internal Revenue Code of 1986, as amended (the “Code”), provided, however, that the Severance Alloawnce shall never be less than Five Hundred Thousand and 00/100 Dollars ($500,000).

For purposes of this Paragraph 4(b), the following definitions shall apply:

(i) Base Amount - The term “Base Amount” means the Executive’s average annualized includible compensation for the base period.

(ii) Annualized Includible Compensation for the Base Period - The term “annualized includible compensation for the base period” means the average annual compensation paid by the Bank, which was includible in the gross income of the Executive for federal income tax purposes, for taxable years in the base period

(iii) Base Period - The term “base period” means the period consisting of the most recent three (3) taxable years ending before the date on which termination occurs, except for termination as a result of the operation of Paragraph 3(b) above in which case the date of termination shall be deemed to be the date a “Change of Control” occurs with respect to the Bank.

(iv) Present Value - Present value shall be determined in accordance with Section 1274(b)(2) of the Code.

(c) Incentive Plans. Employer shall pay such other amounts to which Executive is entitled according to the terms of the incentive plans, equity plans, supplemental retirement plans, etc., in which Executive participates.

If Executive is employed by Employer for less than three (3) taxable years as of the Date of Termination, then the Severance Allowance shall be paid in lump sum within thirty (30) days of the Date of Termination. If Executive is employed by Employer for more than three (3) years as of the Date of Termination, then the Severance Allowance shall be paid in not more than sixty (60) equal monthly payments commencing on the last day of the month in which the Date of Termination occurs.

(d) Employee Benefits. The Employer shall maintain in full force and effect, for the Executive’s continued benefit until the earlier of the third (3rd) anniversary of the Date of Termination or the date the Executive becomes a participant in similar plans, programs or arrangements provided by a subsequent employer, including, but not limited to, Executive’s use of an automobile, and all life, accident, medical and dental insurance benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive’s participation in any such plan or program is barred, the Employer shall arrange to provide the Executive with benefits substantially similar to those which the Executive is entitled to receive under such plans and programs.

(d) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

5. RETURN OF EMPLOYER’S PROPERTY. When the Executive’s employment with Employer ends, the Executive agrees to immediately deliver to Employer (i) all documents, including, but not limited to, address and telephone records of customers, listings of customer names and/or account numbers, and any telephone records of customers, listings of customer names and/or account numbers, and any other items or records in the Executive’s possession, or subsequently coming into the Executive’s possession pertaining to the Employer’s business, including without limitation, confidential and proprietary information which the Executive would not possess but for his employment relationship with Employer and (ii) any tangible personal property of Employer or provided by Employer to Executive, including, but not limited to, computer(s) and related peripherals, laptops, automobiles as provided for herein, cellular telephones, access cards and credit cards.

6. SECTION 4999 GROSS-UP PAYMENT. In the event it shall be determined that any payments and benefits called for under the Agreement and any Amendments thereto, together with any other payments and benefits (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Agreement (a “Payment”) would be subject to the excise tax imposed under Section 4999 of the Code, or any successor statute, or any interest or penalties are incurred by Executive with respect to such excise tax (collectively, the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

(a) Gross-Up Determination. Subject to the provision of Subsection (b) herein, all determinations required to be made under this Agreement, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Employer’s external accounting firm or such other independent certified accounting firm (the “Accounting Firm”) selected by mutual consent of Employer and Executive, which shall provide detailed supporting calculations both to Employer and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Employer. The calculations under this

Agreement will be made in a manner consistent with the requirements of Code Sections 280G and 4999 and any applicable related regulations and any related Internal Revenue Service rulings. All fees and expenses of the Accounting Firm for such determination shall be borne solely by Employer. Any determination by the Accounting Firm shall be binding upon Employer and Executive. Any Gross-Up Payment, as determined pursuant to this Agreement shall be paid by Employer to Executive within five (5) days of the receipt of determination by the Accounting Firm that such payment is due; provided, however, that all gross-up payments must be paid no later than the end of the calendar year in which Executive remits the related taxes. If it is determined that no Excise Tax is payable to Executive, it shall so indicate to Executive in writing.

(b) Notification to Employer. Executive shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notice shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and said notice shall advise Employer of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Employer in writing prior to the expiration of such period that it desires to contest such claim, Employer shall:

(i)	give Employer any information reasonably requested relating to such claim,

(ii)	take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonable selected by Employer,

(iii)	cooperate with Employer in good faith in order to effectively contest such claim; and

(iv)	permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with any contest of a claim for payment of the Excise Taxes and Employer shall indemnify and hold Executive harmless, on an after tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this Agreement, Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Executive to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Employer, on an interest-free basis and shall indemnify and hold the Officer harmless, on an after-tax-basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c) Underpayment of Gross-Up Payment. In the event there is an underpayment of the Gross-Up Payment due to the uncertainty in the application of Section 4999 of the Code at the time of the initial determination the Accounting Firm, and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of any such underpayment that has occurred and such amount will be promptly paid by Employment to or for the benefit of Executive.

(d) Refund of Gross- Up Payment. If, after the receipt by Executive of an amount advanced by Employer pursuant to this Agreement, Executive becomes entitled to receive any refund with respect to such claim, Executive shall [subject to Employer’s complying with the requirements of Subsection (b) above], promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Employer pursuant to Subsection (b) above, a determination is made that Executive shall not be entitled to any refund with respect to such claim and Employer does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7. LITIGATION EXPENSES. Employer agrees to pay promptly as incurred, to the full extent permitted by law, all the legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof unless a court of competent jurisdiction determines that the Officer acted in bad faith in initiating the contest) brought by Employer, Executive or others concerning the validity or enforceability of, or liability under, the Change of Control (as defined above) provision of this Agreement or amendments thereto, or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to the Change of Control provision or its Amendments), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A); provided however, that the reasonableness of the fees and expenses must be determined by a court of competent jurisdiction.

8. MISCELLANEOUS:

(a) Waiver. A waiver by any party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such terms and conditions for the future, or of any subsequent breach thereof.

(b) Severability. If any provision of this Agreement, as applied to any circumstances, shall be adjudged by a court to be void and unenforceable, the same shall in no way affect any other provision of this Agreement or the applicability of such provision to any other circumstances.

(c) Amendment. This Agreement may not be varied, altered, modified, changed, or in any way amended except by an instrument in writing, executed by the parties hereto or their legal representatives.

(d) Nonassignabilitv of Payments. Neither Executive nor his estate shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive (and his personal representative), the Bank and any successor organization or organizations which shall succeed to substantially all of the business and property of the Bank, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Bank or otherwise, including by operation of law.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia, whether statutory or decisional, applicable to agreements made and entirely to be performed within such state and such provisions of federal law as may be applicable. Venue for any dispute arising hereunder shall lie exclusively in the state or federal courts located in or having jurisdiction over the City of Norfolk, Virginia.

(g) Assignment. Executive shall not have the right to transfer or assign any or all of his rights or interest hereunder. Pursuant to the provisions of Section 3(b) hereof, Executive agrees that should Employer convey all or substantially all of Employer’s assets to a third-party, which assets include this Agreement, that Employer may assign this Agreement to such third-party without the prior consent of Executive, and, further, that such assignment shall be deemed to be undertaken with Executive’s consent with regard to the third-party, provided, however, that such assignment by Employer shall not constitute the waiver of any right by Executive or obligation of Employer under this Agreement.

(h) Background, Enumerations and Headings. The Background, enumerations and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

(i) Gender and Number. Unless the context otherwise requires, whenever used in this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include neuter or feminine gender and vice versa.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THE BANK OF HAMPTON ROADS, INC.,
a banking corporation organized under the laws of the Commonwealth of Virginia

By:	/s/ Jack W. Gibson
Jack W. Gibson,
Chief Executive Officer

HAMPTON ROADS BANKSHARES, INC., a Virginia corporation

By:	/s/ Jack W. Gibson
Jack W. Gibson,
Chief Executive Officer

/s/ Douglas J. Glenn
DOUGLAS J. GLENN, Executive